UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:   January 27, 2009

CHINA HOUSING & LAND DEVELOPMENT INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51429	20-1334845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Youyi Dong Lu, Han Yuan 4 Lou
Xi'An, Shaanxi Province
China 710054
(Address of principal executive offices) (zip code)

86-029-82582632
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of die following provisions (see General Instruction A2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐	Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CPR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the, Exchange Act (17 CFR240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

        On November 5, 2008, Xi’an New Land Development Co., Ltd., (“New Land”), a wholly owned subsidiary of China Housing and Land Development, Inc. (“CHLD”), entered into a Deed of Guarantee (the “Guarantee”), in favor of Prax Captial Real Estate Holding Limited (“Prax”) and Success Hill Investments Limited (“Success Hill” and together with Prax, the “Beneficiaries”) whereby CHLD guarantees the performance of certain obligations of New Land and Assets Management Limited pursuant to the terms and conditions of various agreements entered into by and between Prax, Success Hill, and New Land, among others, in connection with that certain Framework Agreement entered into on November 5, 2008, (“Framework Agreement”) by and between New Land, CHLD, and Prax. Prax and New Land, through the Framework Agreement and the other related agreements, intend to participate jointly in the bidding of land use rights with respect to a parcel of land and shall cause that land to be developed, operated and sold.

        The Guarantee is a continuing Guarantee and shall remain effective until a termination event occurs as contemplated by the Guarantee. If CHLD fails to timely and fully perform its obligations under the Guarantee then the Beneficiaries shall be afforded the appropriate remedy as contemplated by the Guarantee, including, but not limited to, the claim for damages and the reimbursement of expenses. Any amounts payable under the Guarantee by CHLD shall include a 10% interest rate accrued from the due date of such payment.

        The foregoing description of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Deed of Guarantee filed as Exhibit 10.1 to this report, which is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits

(d)   Exhibits

Exhibit Number	Description

10.1	Deed of Guarantee, dated November 5, 2008, by China Housing and Land Development, Inc.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 27, 2009	CHINA HOUSING & LAND DEVELOPMENT INC. By: /s/ Pingji Lu Name: Pingji Lu Title: Chairman